Exhibit 3.2

Execution Version

STREETSHARES, INC.

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made and entered into as of May 1, 2014, by and among StreetShares, Inc. (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the parties listed on Exhibit B attached hereto (the “Key Holders” and, together with the Investors, the “Stockholders”). All capitalized terms used in this Agreement and not otherwise defined shall have the meanings attributed to such terms in Annex A attached hereto.

RECITALS

A.         The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company’s Series Seed Preferred Stock (the “Shares”) on the terms and conditions set forth in that certain Series Seed Preferred Stock Purchase Agreement dated of even date herewith by and among the Company and the Investors, as amended from time to time (the “Purchase Agreement”).

B.         It is a condition to the closing of the sale of the Shares that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	COVENANTS OF THE COMPANY.

1.1	Information Rights.

(a)         The Company will furnish to each Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) (each, a “Major Investor”):

(1)         as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, annual unaudited financial statements for such fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited consolidated statement of cash flows of the Company for such year prepared in accordance with U.S. generally accepted accounting principles and practices (“U.S. GAAP”) other than with respect to footnotes required by U.S. GAAP;

(2)         as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, quarterly unaudited financial statements for such fiscal quarter of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company and its subsidiaries for such quarter, all prepared in accordance with U.S. GAAP other than with respect to footnotes required by U.S. GAAP and subject to changes resulting from normal year-end audit adjustments; and

(3)         as soon as practicable, but in any event within thirty (30) days after to the beginning of each fiscal year, an operating plan for such fiscal year.

If, for any period, the Company has audited records of any of the foregoing, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the audited financial statements of the Company.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b)               Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at normal business hours as may be reasonably requested by such Major Investor.

(c)               Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any information that the Company reasonably and in good faith considers to be a trade secrets or confidential information of the Company. The Company shall not be required to disclose information if the Company determines that such disclosure, based on the advice of counsel, would adversely affect the attorney-client privilege between the Company and its counsel. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be an operating company competitor or an officer, employee, director or holder of fifteen percent (15%) or more of an operating company competitor. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 1.1(b) by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (A) to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company or (B) if such Investor is an investment fund, to its current or prospective partners, members or stockholders; provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information in accordance with the provisions of this Section 1.1(b); or (C) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

1.2	Right of First Refusal.

(a)              Before a Key Holder may Transfer any Seller Shares (any such Key Holder proposing to Transfer Seller Shares, a “Seller”) other than in an Exempt Transfer, such Seller must comply with the provisions of this Section 1.2, Section 2.1 and Section 2.3. Each Key Holder represents and warrants that it is the sole legal and beneficial owner of its Seller Shares and, subject to any restrictions imposed under the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) or bylaws, or under any restricted stock purchase agreement with the Company, that no other Person has any interest (other than a community property interest) in such shares.

(b)              Prior to Seller Transferring any of its Seller Shares, Seller shall deliver to the Company a written notice (the “Company Notice”). The Company Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the aggregate number of Seller Shares proposed to be Transferred to each proposed transferee (the “Offered Shares”), and the identity of the prospective transferee and the intended date of the proposed transfer.

(c)              Each Key Holder hereby unconditionally and irrevocably grants to the Company the right to purchase all or any part of any Seller Shares proposed to be Transferred on the terms set forth in this Section 1.2(c). In order to exercise its right hereunder, the Company must deliver written notice to Seller within ten (10) days following the date on which the Company Notice is delivered to the Company (the “Initial Exercise Period”). For the avoidance of doubt, in the event of any conflict between the right of first refusal set forth in this Agreement and the right of first refusal set forth in the Company’s bylaws, this Agreement, and not the Company’s bylaws, shall control.

(d)              In the event the Company elects not to exercise its right of first refusal with respect to Offered Shares within the Initial Exercise Period, then the Company shall assign its right of first refusal with respect to the Offered Shares not purchased by the Company (the “Unpurchased Securities”) to the Major Investors and the Major Investors shall have a secondary right of first refusal to purchase all or any part of any Unpurchased Securities on the terms set forth in this Section 1.2(d). The Company must deliver notice of such assignment within five (5) days following the expiration of the Initial Exercise Period (the “Investor Notice”). The Investor Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the aggregate number of Offered Shares and the number of Unpurchased Securities, and the identity of the prospective transferee and the intended date of the proposed transfer. To exercise its right under this Section 1.2(d), a Major Investor must deliver written notice to the Seller and the Company within ten (10) days following the date on which the last Investor Notice is delivered to a Major Investor (the “Secondary Exercise Period”). To the extent the aggregate number of shares that the Major Investors desire to purchase (as evidenced in the written notices delivered to the Seller and the Company) exceeds the Unpurchased Securities, each Major Investor so exercising will be entitled to purchase its pro rata share of the Unpurchased Securities, which amount shall be equal to that portion of Unpurchased Securities equal to the product obtained by multiplying (x) the number of Unpurchased Securities by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock owned or issuable upon conversion of the Shares owned by such Major Investor on the date of the Investor Notice and (ii) the denominator of which shall be the number of shares of Common Stock, or issuable upon conversion of the Shares, held on the date of the Investor Notice by all Investors. In the event that the Major Investors exercise their secondary right of first refusal under this Section 1.2(d) to purchase some but not all of the Unpurchased Securities, the Company shall, immediately after the expiration of Secondary Exercise Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who fully exercised their secondary right of first refusal within the Secondary Exercise Period (the “Exercising Investor”).

(e)              Each Exercising Investor shall, subject to the provisions of this Section 1.2(e), have an additional right to purchase all or any part of the balance of any such remaining Unpurchased Securities. To exercise such right, an Exercising Investor must notify the Seller and the Company within ten (10) days following the date on which the last Company Undersubscription Notice is delivered to an Exercising Investor (the “Subsequent Exercise Period”). In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining Unpurchased Securities that exceeds the of the number available, the remaining Unpurchased Securities available for purchase under this Section 1.2(e) shall be allocated to such Exercising Investors pro rata based on the number of shares of Unpurchased Securities such Exercising Investors have elected to purchase pursuant to the secondary right of first refusal (without giving effect to any shares of Unpurchased Securities that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice).

1.3         Insurance. As soon as practicable, but in any event within ninety (90) days following the date hereof, the Company shall use commercially reasonable efforts to purchase directors’ and officers’ liability insurance in a form and substance reasonably satisfactory to Accion Gateway Fund, L.L.C., a Delaware limited liability company (“Accion”). The Company will use commercially reasonable efforts to cause its directors’ and officers’ liability insurance to be maintained until such time as the Company’s Board of Directors (the “Board”) (including at least one of the Series Seed Directors, defined below) determines that such insurance should be discontinued.

1.4         Key Holder Stock. Common Stock of the Company issued by the Company to each Key Holder shall be subject to vesting as set forth in the existing Restricted Stock Purchase Agreements between each Key Holder and the Company. Each Key Holder hereby agrees not to Transfer, other than in an Exempt Transfer, all or any portion of such Key Holder’s equity securities of the Company until on or after May 1, 2017, provided, however, that each Key Holder may transfer (on a cumulative basis) up to 10% of the Seller Shares held by the Key Holder as of the date that the Key Holder first became a party to this Agreement as long as the transfer otherwise complies with Section 1.2 of this Agreement, it being understood that such a Transfer will not be subject to Section 2.3 of this Agreement.

1.5         Employee Stock. Except as otherwise approved by the Board, any future equity security of the Company issued by the Company to its employees, directors or consultants shall be subject to vesting over a four (4) year period, with the first twenty-five percent (25%) of such equity securities vesting on the first anniversary of the commencement of services and the remainder vesting in equal monthly installments over the following three years. The Company will have the right, upon the termination of the employment or service of such employee, director or consultant to repurchase any unvested equity security at the lower of the original purchase price or the then-current fair market value thereof. Except as otherwise approved by the Board, equity securities issued to employees, directors and consultants shall not be subject to acceleration in the event of a Deemed Liquidation Event or the occurrence of any other event or combination of events.

2.	RESTRICTIONS ON TRANSFER; DRAG ALONG; TAG ALONG.

2.1         Limitations on Disposition. Each Stockholder or any assignee of record of any equity securities of the Company originally held by such Stockholder hereby agrees not to make any disposition of all or any portion of any equity securities of the Company (“Securities”) unless and until, and subject to compliance with Section 1.2 and Section 2.2:

(a)         there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)         such Stockholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, at the expense of such Stockholder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 2.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) with respect to a Key Holder, for any Exempt Transfer, (ii) for any transfer of any Securities in compliance with Rule 144 or Rule 144A, (iii) for any transfer of any Securities by a Stockholder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an Affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Stockholder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (iv) for the transfer by gift, will or intestate succession by any Stockholder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in the case of clauses (iii) and (iv) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iv) the transfer was without consideration. The transfers of the type set forth in clauses (iii) and (iv) above shall be “Permitted Transfers”. For the avoidance of doubt, Section 36(b) and any related provisions in the Company’s bylaws, shall not apply to Permitted Transfers.

2.2         Drag Along Right. In the event that each of (i) the Key Holders holding sixty-six and two-thirds percent (662/3%) of the shares of Common Stock then held by all Key Holders, (ii) the Investors holding sixty-six and two-thirds percent (662/3%) of the Shares then held by all Investors and (iii) the Board approve a Deemed Liquidation Event, then each

Stockholder hereby agrees to vote (in person, by proxy or by action by written consent, as applicable) all shares of all shares of the voting securities of the Company now or hereafter directly or indirectly owned of record or beneficially by such Investor or Key Holder (“Voting Securities”) in favor of, and to adopt, such Deemed Liquidation Event and to execute and deliver all related documentation and take such other action in support of the Deemed Liquidation Event as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 2.2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents.

2.3         Tag-Along Right.

(a)                 Exercise of Right. If any Offered Shares are not purchased pursuant to Section 1.2 and thereafter are to be sold (other than in an Exempt Transfer) (such shares, the “Residual Shares”) to a prospective transferee (the “Tag Sale”), each Major Investor may elect to exercise its right of co-sale and to participate on a pro rata basis in the Tag Sale as set forth in Section 2.2(b) and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Investor Notice. Each Major Investor who desires to exercise its right of co-sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the expiration of the Secondary Exercise Period, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the right of co-sale.

(b)         Shares Includable. Each Participating Investor may include in the Tag Sale all or any part of such Participating Investor’s capital stock equal to the product obtained by multiplying (i) the aggregate number of Residual Shares by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock owned, or issuable upon conversion of the Shares owned, by such Participating Investor on the date of the Investor Notice and the denominator of which shall be the number of shares of Common Stock held, or issuable upon conversion of the Shares held, on the date of the Investor Notice by the Seller and all Participating Investors.

(c)         Purchase and Sale Agreement. The Participating Investors and the Seller agree that the terms and conditions of any Tag Sale in accordance with Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the prospective transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Seller further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d)         Allocation of Consideration.

(1)         Subject to Section 2.2(d)(2), the aggregate consideration payable to the Participating Investors and the Seller shall be allocated based on the number of shares of capital stock sold to the prospective transferee by each Participating Investor and the

Seller as provided in Section 2.2(b), provided, that if a Participating Investor wishes to sell Shares and the original Tag Sale was for Common Stock, the price set forth in the proposed transfer notice shall be appropriately adjusted based on the conversion ratio of the Shares into Common Stock.

(2)         In the event that the Tag Sale constitutes a Deemed Liquidation Event, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the Seller in accordance with the Company’s Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate) and (B) the capital stock sold in accordance with the Purchase and Sale Agreement were the only capital stock outstanding.

(e)         Purchase by Selling Key Holder; Deliveries. Notwithstanding Section 2.3(c) above, if any prospective transferee or transferees refuse(s) to purchase securities subject to the right of co-sale from any Participating Investor or Participating Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Seller may sell any Seller Shares to such prospective transferee or transferees unless and until, simultaneously with such sale, such Seller purchases all securities subject to the right of co-sale from such Participating Investor or Participating Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Investor Notice and as provided in Section 2.2(d)(d)(1); provided, however, if such sale constitutes a Deemed Liquidation Event, the portion of the aggregate consideration paid by the Seller to such Participating Investor or Participating Investors shall be made in accordance with the first sentence of Section 2.2(d)(2). In connection with such purchase by the Seller, such Participating Investor or Participating Investors shall deliver to the Seller a stock certificate or certificates, properly endorsed for transfer, representing the capital stock being purchased by the Seller. Each such stock certificate delivered to the Seller will be transferred to the prospective transferee against payment therefor in consummation of the sale of the transfer stock pursuant to the terms and conditions specified in the Investor Notice, and the Seller shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 2.3(e).

(f)              Additional Compliance. If any transfer contemplated by this Section 2.2 is not consummated within sixty (60) days after receipt of the proposed Investor Notice, the Seller proposing the Tag Sale may not sell any stock unless such Seller first complies in full with each provision of Section 1.2, Section 2.1 and this Section 2.2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of stock subject to this Section 2.2.

3.	PARTICIPATION RIGHT.

3.1         General. Each Major Investor has the right of first offer to purchase such Major Investor’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.2(a) below) that the Company may from time to time issue after the date of this Agreement, provided, however, such Major Investor shall have no right to purchase any such New Securities if such Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Major Investor’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of shares of Common Stock owned, or issuable upon conversion of the Shares owned, by such Major Investor, to (b) the total number of shares of Common Stock outstanding (assuming full conversion of the Shares).

3.2         New Securities.

(a)              New Securities. “New Securities” shall mean any capital stock of the Company (including Common Stock or Preferred Stock), whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such capital stock; provided, however, that the term “New Securities” does not include (a) any Exempted Securities (as defined in the Restated Certificate) and (b) shares of Common Stock issued by the Company to the public pursuant to a registration statement filed under the Securities Act.

(b)              Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.2. Each Major Investor shall have ten (10) days from the date such Notice is effective, as determined pursuant to Section 6.2 based upon the manner or method of notice, to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share). The closing of any sale pursuant to this Section 3 shall occur within the later of one hundred and twenty (120) days of the date that the Notice is given and the date of initial sale of New Securities pursuant to Section 3. Notwithstanding the foregoing, any Major Investor may assign its right of first offer pursuant to this Section 3 to any Affiliate.

3.3         Failure to Exercise. If all New Securities referred to in the Notice are not elected to be purchased or acquired, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Major Investors. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.

4.	VOTING.

4.1	Voting; Board Composition.

(a)                 Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, each Stockholder agrees to vote (or consent pursuant to an action by written consent of the stockholders of the Company) Voting Securities, or to cause such shares Voting Securities to be voted, in such manner as may be necessary to elect (and maintain in office) as a member of the Board each of the following five (5) individuals (each, a “Board Designee” and together, the “Board Designees”):

(1)         one (1) “Accion Designee” designated by Accion, which shall initially be Paul Breloff, for so long as Accion and its Affiliates continue to own beneficially at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of the Shares), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like, as one of the two directors that the Company’s Restated Certificate provides is to be elected by the holders of shares of the Company’s Series Seed Preferred Stock, voting as a separate class (each, a “Series Seed Director” and together the “Series Seed Directors”);

(2)         one (1) “Preferred Designee” designated by the Investors holding a majority of the Shares then held by all Investors other than Accion, as one of the Series Seed Directors; and

(3)         three (3) “Common Designees” designated by the holders of a majority of the Common Stock, each to serve as one of the three directors that the Company’s Restated Certificate provides is to be elected by the holders of shares of the Company’s Common Stock, voting as a separate class (each, a “Common Director” and together the “Common Directors”); provided, however, that one of the Common Designees shall be the Company’s Chief Executive Officer.

(b)                 Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, the Stockholders who hold sufficient Voting Securities or who are otherwise entitled to select a Board Designee pursuant to this Agreement may, in their sole discretion: (1) notify the Company in writing of an intention to remove from the Board any incumbent Board Designee who occupies a board seat for which such Stockholders are entitled to select the Board Designee; or (2) notify the Company in writing of an intention to select a new Board Designee for election to a board seat for which such Stockholders are entitled to designate the Board Designee (whether to replace a prior Board Designee or to fill a vacancy).

(c)                 Each Stockholder hereby appoints the then current Chief Executive Officer of the Company as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Stockholder’s Voting Securities as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder if, and only if, such Stockholder (1) fails to vote or (2) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Voting Securities in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy and power granted by each Stockholder pursuant to this Section 4.1(c) are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6.14. Each Stockholder revokes any and all previous proxies with respect to the Voting Securities and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4.2, grant any other proxy with respect to any of the Voting Securities, deposit any of the Voting Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities, in each case, with respect to the matters set forth herein.

5.	REGISTRATION RIGHTS.

5.1	Requested Registration.

(a)         Request for Registration. Subject to the conditions set forth in this Section 5.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company shall:

(1)         promptly give written notice of the proposed registration to all other Holders; and

(2)         as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable “Blue Sky” or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)         Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 5.1:

(1)         Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(2)         If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(3)         In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(4)         After the Company has initiated two such registrations pursuant to this Section 5.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(5)         During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(6)         If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 5.3.

(c) Deferral. If (i) in the good faith judgment of the Board, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 5.1(b) above) the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation pursuant to this Section 5.1(c) more than twice in any twelve-month period.

(d) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 5.1 and the Company shall include such information in the written notice given pursuant to Section 5.1(a)(1). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such a registration pursuant to this Section 5.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 5.1 of securities being sold for its own account, or if other Persons shall request inclusion in any registration pursuant to Section 5.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other Persons in such underwriting and the inclusion of the Company’s and such Person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 5 (including Section 5.10). The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section 5.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company. If a Person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such Person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

5.2	Company Registration.

(a)         Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 5.1 or 5.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company shall:

(1)         promptly give written notice of the proposed registration to all Holders; and

(2)         use its commercially reasonable efforts to include in such registration (and any related qualification under “Blue Sky” laws or other compliance), except as set forth in Section 5.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)         Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 5.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 5.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion.

If a Person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such Person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 5.2(b), the Company shall then offer to all Persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the Persons requesting additional inclusion, in the manner set forth above.

(c)         Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

5.3	Registration on Form S-3.

(a)         After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 5 and subject to the conditions set forth in this Section 5.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company shall take all such action with respect to such Registrable Securities as required by Section 5.1(a)(1) and 5.1(a)(2).

(b)         The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 5.3:

(1)         In the circumstances described in either Sections 5.1(b)(1), 5.1(b)(3) or 5.1(b)(5);

(2)         If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000; or

(3)         If, in a given twelve-month period, the Company has effected two (2) such registration in such period.

(c)         The provisions of Section 5.1(c) shall apply to any registration pursuant to this Section 5.3.

(d)         If the Holders of Registrable Securities requesting registration under this Section 5.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 5.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 5.3 shall not be counted as requests for registration or registrations effected pursuant to Section 5.1.

5.4         Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 5.1, 5.2 and 5.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 5.1 and 5.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 5.1 and 5.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless, if applicable, the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 5.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Sections 5.1 and 5.3, such registration shall not be treated as a counted registration for purposes of Sections 5.1 and 5.3, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

5.5         Registration Procedures. In the case of each registration effected by the Company pursuant to Section 5, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company shall use its commercially reasonable efforts to:

(a)              Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)              Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)              Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)              Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)              Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)              Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of

Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(g)                Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(i)                 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(j)                 In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 5.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

5.6	Indemnification.

(a)                To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 5, and each underwriter, if any, and each Person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any Person controlling such Holder, such underwriter or any Person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 5.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)                To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each Person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, Persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 5.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)                Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the

Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Person will be required under this Section 5.6(d) to contribute any amount in excess of the net proceeds from the offering received by such Person, except in the case of fraud or willful misconduct by such Person. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)                 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions as they relate to underwriters and their controlling persons, the provisions in the underwriting agreement shall control.

5.7         Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 5.

5.8	Restrictions on Transfer.

(a)                 In addition to any other restrictions set forth in this Agreement, the holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 5.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 5.8 and Section 5.10, and:

(1)         There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(2)         The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Holder shall have furnished the Company, at the Holder’s expense, with an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b)         Notwithstanding the provisions of Section 5.8(a), no such registration statement or opinion of counsel shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to an Affiliate of the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)         Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT

SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 5.8.

(d)         The first legend referring to federal and state securities laws identified in Section 5.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

5.9         Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                 Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                 So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

5.10       Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the period from the filing of the registration statement for the Company’s Initial Public Offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of the registration statement (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 5.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated by the Commission in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated by the Commission in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 5.8(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. For purposes of this Section 5.10, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates.

5.11       Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

5.12       Transfer of Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 5 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of this Agreement and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 5.10.

5.13       Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding a majority of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 5 have terminated in accordance with Section 5.12), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

5.14       Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 5.1, 5.2 or 5.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

6.	GENERAL PROVISIONS.

6.1         Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding Shares representing and/or convertible into a majority of all the Investors’ Shares (as defined below); provided, however, that any amendment to Sections 1.2, 1.4 and 4.1 shall require the additional written consent of the holders of a majority of the outstanding shares of the Company’s Common Stock then held by all of the Key Holders who are then providing services to the Company as employees. As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding Shares issued under the Purchase Agreement plus all then outstanding shares issued upon the conversion of any Shares issued under the Purchase Agreement. Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each Stockholder, each permitted successor or assignee of such Stockholder and the Company. Investors purchasing Shares in a Closing after the Initial Closing (as such terms are defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph or any consent or approval of any other Investor or Key Holder. Notwithstanding the foregoing, this Agreement may not be amended or terminated and observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor or holders of a majority of the shares held by such group, unless such amendment, termination, or waiver applies to all Investors in the same fashion.

6.2         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A or Exhibit B hereto, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.2. If notice is given to the Company, it shall be sent to StreetShares, Inc., 11921 Freedom Drive, Suite 550, Reston, VA, Attention: Mark L. Rockefeller; and a copy (which shall not constitute notice) shall also be sent to Cooley LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190, Attention: Andrew P. Lustig.

6.3         Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.4         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.5         Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.6         Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.7         Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.8         Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.9         Counterparts. This Agreement may be executed and delivered in any number of counterparts, including delivery by facsimile, pdf or other electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10       Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.11       Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.12       Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.13       Facsimile Signatures. This Agreement may be executed and delivered by facsimile or electronic transmission and upon such delivery the facsimile or electronic transmission signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.14       Termination. The rights, duties and obligations under Sections 1, 2, 3 and 4 of this Agreement shall terminate upon the earliest to occur of: (a) immediately before the closing of the Company’s Initial Public Offering; (b) upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate; or (c) termination of this Agreement effected in accordance with Section 6.1 above.

6.15       Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

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ANNEX A

Certain Defined Terms

The following terms, as used in this Agreement, have the meaning set forth in this Annex A:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Deemed Liquidation Event” shall have the meaning set forth in the Restated Certificate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 5.12 of this Agreement.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

“Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, “Blue Sky” fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 5.8(c).

“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 433” shall mean Rule 433 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Seller Shares” means all shares of Common Stock of the Company owned as of the date hereof or hereafter acquired by a Key Holder, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

“Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly , except:

(i)         any transfers of Seller Shares by a Seller to Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted

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grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Seller, or to a trust or trusts for the exclusive benefit of Seller or those members of Seller’s family specified in clause (ii) or transfers of Seller Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(ii)         any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iii)         any transfer to the Company or a Key Holder pursuant to the terms of this Agreement;

(iv)         any sale of Seller Shares approved by the Board, including both Series Seed Directors; and

(v)         any repurchase of Seller Shares by the Company pursuant to agreements under which the Company has the option to repurchase such Seller Shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Company of any rights of first refusal.

If a Seller plans to make any of the above excepted transfers (each an “Exempt Transfer”), then, prior to transferring its Seller Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make an excepted transfer of its Seller Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Seller Shares to be transferred to each proposed transferee; and (iv) the section in this agreement upon which Seller is relying in making an excepted transfer.

“Withdrawn Registration” shall mean a forfeited demand registration under Section 5.1 in accordance with the terms and conditions of Section 5.4.

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